Exhibit 99.1

FOR IMMEDIATE RELEASE
NOVEMBER 9, 2004

GEMSTAR-TV GUIDE ANNOUNCES THIRD QUARTER RESULTS

Los Angeles, California (November 9, 2004) – Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced that for the third quarter ended September 30, 2004, revenues increased to $175.1 million, compared with revenues of $165.1 million in the third quarter of 2003.

Operating loss for the third quarter was $(137.9) million, which included stock compensation, depreciation, and amortization charges of $15.3 million and a $131.6 million impairment charge. The charge related to the write-off of the remaining goodwill and intangible assets of the Company’s TV Guide magazine business. In the third quarter of 2003, the Company reported an operating loss of $(33.0) million, which included stock compensation, depreciation, and amortization charges of $15.5 million.

The Company reported a net loss of $(98.3) million, or $(0.23) per diluted share (including the impairment charge which accounted for $(0.25) per diluted share), for the three months ended September 30, 2004, compared with a net loss of $(18.1) million, or $(0.04) per diluted share, for the third quarter ended September 30, 2003.

Gemstar-TV Guide’s Chief Executive Officer Jeff Shell commented on the quarter, “The Company made solid operational progress this past quarter. While the challenges in our Publishing division continue and our legal costs remain significant, we are encouraged by positive momentum in a number of our businesses. In particular, we are pleased to report advertising revenue growth at TV Guide Channel, increased licensing and distribution revenues in our TV Guide Interactive business, and strong performance at TVG Network. Our Consumer Electronics business continued to sign up new licensees for our on-screen IPG, while our SkyMall and TV Guide Online businesses turned in good results this quarter.”

Nine Month Consolidated Performance

Revenues for the first nine months of 2004 were $549.4 million, up $25.2 million, compared with revenues of $524.2 million for the same period in 2003. The net loss for the nine months ended September 30, 2004 was $(96.1) million, or $(0.23) per diluted share, compared with a net loss of $(86.0) million, or $(0.21) per diluted share, for the same period in 2003. For continuing operations for the nine months of 2004, the Company reported a loss of $(70.6) million, or $(0.17) per diluted share, compared with a loss of $(101.5) million, or $(0.25) per diluted share, for the same period in 2003. Results from the first nine months of 2004 were affected by, among other things, the impairment charge discussed above.

2004 Outlook

Based upon the impairment charge mentioned above, the Company now expects to incur an operating loss of $(82.0) to $(102.0) million for 2004, which includes stock compensation, depreciation, and amortization expenses of approximately $40.0 million and the impairment charge of $131.6 million. This operating income guidance excludes any financial impact arising from the resolution of any of the Company’s pending legal proceedings. Without the impairment charge, the Company’s guidance for 2004 would not have changed from the guidance provided last quarter.

Third Quarter 2004 Segment Performance

The schedule below reflects Gemstar-TV Guide’s performance for the three and nine month periods ended September 30, 2004 and 2003 by segment.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.CONSOLIDATED
CONTINUING SEGMENT PERFORMANCE (1)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003

Publishing Segment:
Revenues	$90,645	$101,820	$284,095	$317,934
Operating expenses, exclusive of lease settlement (2)	93,066	111,450	277,384	308,230
Lease settlement	--	--	(10,088)	--

Operating expenses (2)	93,066	111,450	267,296	308,230

Adjusted EBITDA (3)	(2,421)	(9,630)	16,799	9,704

Cable and Satellite Segment:
Revenues	61,533	39,143	166,681	117,229
Operating expenses (2)	30,992	29,850	89,023	84,670

Adjusted EBITDA (3)	30,541	9,293	77,658	32,559

CE Licensing Segment:
Revenues	22,894	24,144	98,581	89,000
Operating expenses (2)	20,855	17,647	60,199	54,386

Adjusted EBITDA (3)	2,039	6,497	38,382	34,614

Corporate Segment:
Operating expenses (2)	21,101	23,688	62,682	73,512

Adjusted EBITDA (3)	(21,101)	(23,688)	(62,682)	(73,512)

Consolidated:
Revenues	175,072	165,107	549,357	524,163
Operating expenses, exclusive of lease settlement (2)	166,014	182,635	489,288	520,798
Lease settlement	--	--	(10,088)	--

Adjusted EBITDA (3)	9,058	(17,528)	70,157	3,365
Stock compensation	89	246	326	33,109
Depreciation and amortization	15,183	15,224	32,668	125,850
Impairment of intangible assets	131,637	--	131,637	--

Operating loss	(137,851)	(32,998)	(94,474)	(155,594)
Interest income (expense), net	2,402	(711)	2,849	(3,521)
Other income, net	13,160	835	13,331	3,204

Loss from continuing operations before income taxes	$(122,289)	$(32,874)	$(78,294)	$(155,911)

(1)   The accompanying presentation presents information on the Company’s reportable continuing operating segments in accordance with SFAS No. 131.

(2)  Operating expenses means operating expenses, excluding stock compensation, depreciation and amortization and impairment of intangible assets.

(3)   Adjusted EBITDA is defined as operating (loss) income, excluding stock compensation, depreciation and amortization and impairment of intangible assets. The Company believes Adjusted EBITDA to be relevant and useful information as Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the industry segments. Adjusted EBITDA does not take into account substantial costs of doing business, such as income taxes and interest expense. While many in the financial community consider this term to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income (loss), net income (loss), cash flow provided by (used in) operating activities and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States that are presented in the financial statements included in this report.

Intersegment revenues and expenses have been eliminated from segment financial information as transactions between reportable segments are excluded from the measure of segment profit and loss reviewed by the chief operating decision maker.

Publishing Segment

For the three months ended September 30, 2004, revenues for the Publishing Segment were $90.6 million, a decrease of $11.2 million, or 11.0%, from revenues of $101.8 million in the prior year’s quarter. The decrease was primarily due to a decline in TV Guide magazine subscriber and newstand circulation revenue of $9.5 million (which included the discontinuance of the Company’s monthly cable guide at December 31, 2003), lower TV Guide magazine advertising revenues of $3.0 million, and reduced revenue of $1.8 million for the shutdown of the eBook operations in September 2003, offset by an increase in revenue of $2.9 million at the Company’s SkyMall magazine.

For the three months ended September 30, 2004, Adjusted EBITDA for the Publishing Segment was a negative $(2.4) million, an improvement of $7.2 million from Adjusted EBITDA of negative $(9.6) million in the same period of 2003. The improvement was primarily due to reduced expenses at TV Guide magazine of $18.5 million and at the eBook business of $2.0 million, offset by the decline in revenues noted above. The reduction in expenses at TV Guide magazine was primarily attributable to the absence of $14.4 million in re-launch expenses incurred in 2003, reduced compensation expenses of $1.8 million, reduced production costs of $1.3 million from the discontinuance of the monthly cable guide, and $1.5 million due to fewer program advertising pages printed.

For the nine months ended September 30, 2004, revenues were $284.1 million, a decrease of $33.8 million, or 10.6%, from revenues of $317.9 million in the same period of the prior year. Adjusted EBITDA for the Publishing Segment was a $16.8 million in the first nine months of 2004 compared with $9.7 million in the same period of 2003. The increase was due to a reduction in TV Guide magazine expenses of $22.8 million, reduced eBook business expenses of $8.2 million and favorable impact of $10.1 million from the settlement of an eBook long term lease obligation, offset by the decline in revenues noted above. The net reduction in TV Guide magazine expenses was primarily due to the absence of re-launch expenses of $15.7 million incurred in 2003, reduced compensation expenses of $2.7 million, and reduced production costs of $4.1 million due to the discontinuation of the monthly cable guide.

Cable and Satellite Segment

For the three months ended September 30, 2004, revenues for the Cable and Satellite Segment were $61.5 million, an increase of $22.4 million, or 57.2%, from revenues of $39.1 million in the prior year’s quarter. The increase in revenues was primarily attributable to a 245.5% increase in subscriber, licensing, and advertising revenues at TV Guide Interactive of $15.0 million, an 19.7% increase in revenues at TV Guide Channel of $4.4 million, and a 34.5% increase in wagering and licensing revenues at TVG Network of $2.9 million.

For the three months ended September 30, 2004, Adjusted EBITDA for the Cable and Satellite Segment was $30.5 million, an increase of $21.2 million, or 228.6%, from Adjusted EBITDA of $9.3 million in the prior year’s quarter. The increase was primarily due to the increase in revenues noted above.

For the nine months ended September 30, 2004, revenues for the Cable and Satellite Segment were $166.7 million, an increase of $49.4 million, or 42.2%, from revenues of $117.2 million in the same nine month period of the prior year. Adjusted EBITDA for the Cable and Satellite Segment was $77.7 million, an increase of $45.1 million from Adjusted EBITDA of $32.6 million in the same nine month period of the prior year. The increase was due to the increase in revenues noted above, offset by increases in general overall spending increases primarily in TV Guide Channel programming and marketing.

Consumer Electronics Licensing Segment

For the three months ended September 30, 2004, revenues for the Consumer Electronics Licensing Segment were $22.9 million, a decrease of $1.2 million, or 5.2%, from revenues of $24.1 million in the prior year’s quarter. The decrease was primarily due to the discontinuance of revenue associated with direct broadcast systems (DBS) set top box manufacturers of $6.5 million, offset by a $4.5 million increase in revenues from the Company’s CE IPG and VCR Plus+ businesses.

For the three months ended September 30, 2004, Adjusted EBITDA for the Consumer Electronics Licensing Segment was $2.0 million, a decrease of $4.5 million, or 68.6%, from Adjusted EBITDA of $6.5 million in the prior year’s quarter. The decrease was primarily related to increased legal expenses of $2.8 million related to the defense of the Company IP portfolio and the decrease in revenues noted above.

For the nine months ended September 30, revenues for the Consumer Electronics Licensing Segment were $98.6 million, an increase of $9.6 million, or 10.8%, from revenues of $89.0 million in the same nine month period of 2003. Adjusted EBITDA for the Consumer Electronics Licensing Segment was $38.4 million, an increase of $3.8 million, or 10.9%, from Adjusted EBITDA of $34.6 million in the same nine month period of 2003. The increase was primarily related to the increase in revenues noted above, offset by the absence of a $4.8 million bad debt recovery from one of the Company’s CE customers in 2003.

Corporate Segment

For the three months ended September 30, 2004, Adjusted EBITDA for the Corporate Segment was $(21.1) million, an improvement of $2.6 million, or 10.9%, from Adjusted EBITDA of $(23.7) million in the same period of 2003. The improvement was primarily due to the absence of certain costs incurred in 2003 relating to a lease termination and the resolution of a legal dispute with a former executive of one of the Company's subsidiaries, partially offset by increased outside legal expenses, as well as costs related to management’s review and testing of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act.

For the nine months ended September 30, 2004, Adjusted EBITDA for the Corporate Segment was $(62.7) million, an improvement of $10.8 million, or 14.7%, from Adjusted EBITDA of $(73.5) million in the same nine month period of 2003. The improvement was primarily due to a combination of lower consulting fees in 2004 and the absence of the aforementioned legal dispute resolution and lease termination costs incurred in the third quarter of 2003.

Corporate segment legal costs together with CE segment legal costs on a consolidated basis for the three and nine month periods ended September 30, 2004 were $17.7 and $54.4 million, respectively, compared with $14.4 million and $56.8 million for the same periods in 2003.

Discussion of Cash and Liquidity

As of September 30, 2004, the Company’s cash, cash equivalents and current marketable securities were $576.2 million, excluding restricted cash of $38.8 million. Outstanding debt and capital lease obligations, both short and long-term, were $14.1 million, resulting in cash, cash equivalents and current marketable securities in excess of debt and capital lease obligations of $562.1 million, excluding $38.8 million in restricted cash.

During the third quarter of 2004, the Company paid $12.8 million from cash and relinquished control over $42.5 million in restricted cash to settle all outstanding issues between the Company and the members of the Class Action settlement class and the Securities Exchange Commission.

During the third quarter of 2004, the Company received $13.2 million from the proceeds from the sale of an equity investment.

Conference Call

Gemstar-TV Guide will host a conference call with the financial community today, Tuesday, November 9, 2004, at 2 p.m. PDT (5 p.m. EDT). Jeff Shell, chief executive officer, and Brian D. Urban, chief financial officer, will present management’s review of the third quarter’s results followed by a question and answer period.

The conference call will be broadcast live via both teleconference and Internet web cast. Investors and analysts are encouraged to listen to the call live via web cast through the Company’s web site at http://ir.gemstartvguide.com, or by dialing (800) 291-9234 (domestic) or (617) 614-3923 (international). The pass code is “36425706". To listen via web cast, link to the Company’s website http://ir.gemstartvguide.com.

Investors unable to listen to the call live may access an audio replay, which will be hosted for one week following the conclusion of the call. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international). The pass code is “36242642". An audio archive will also be hosted on the Company’s investor relations web site at http://ir.gemstartvguide.com. Replays will be available approximately two hours following the conclusion of the call.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc., is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements. These statements involve risks and uncertainties, including risks and uncertainties related to declines in our magazine business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 8-K and 10-Q, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Channel, and TV Guide Interactive are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

(Financial Tables Follow)

Contacts:
Gemstar-TV Guide International, Inc.
(Analysts and Shareholders)	(Media)
Robert L. Carl	Christine Levesque
Dir., Investor Relations	EVP, Communication, Marketing & Gov't
323-817-4600	212-852-7585

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30,	December 31,
	2004	2003

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$570,901	$257,360
Restricted cash	38,760	37,546
Marketable securities	5,311	4,897
Receivables, net	122,020	131,531
Deferred tax asset, net	15,742	21,175
Other current assets	31,579	26,884

Total current assets	784,313	479,393
Property and equipment, net	43,644	51,115
Indefinite-lived intangible assets	66,272	125,673
Finite-lived intangible assets, net	127,260	180,860
Goodwill	263,543	380,070
Income taxes receivable	68,472	69,329
Other assets	41,421	47,729

	$1,394,925	$1,334,169

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$48,575	$30,529
Accrued expenses	168,583	245,397
Current portion of long-term debt and capital lease obligations	730	2,104
Current portion of deferred revenue	166,801	186,147

Total current liabilities	384,689	464,177
Deferred tax liability, net	147,901	156,645
Long-term debt and capital lease obligations, less current portion	13,406	138,736
Deferred revenue, less current portion	500,096	137,047
Other liabilities	39,328	61,591
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share	--	--
Common stock, par value $0.01 per share	4,335	4,279
Additional paid-in capital	8,479,058	8,452,702
Accumulated deficit	(8,079,340)	(7,983,239)
Accumulated other comprehensive income, net of tax	499	743
Unearned compensation	(3)	(246)
Treasury stock, at cost	(95,044)	(98,266)

Total stockholders' equity	309,505	375,973

	$1,394,925	$1,334,169

See accompanying Notes to Condensed Consolidated Financial Statements.

See accompanying Notes to Condensed Consolidated Financial Statements as filed in the Company's Form 10Q.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS--UNAUDITED
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003

Revenues:
Publishing	$90,645	$101,820	$284,095	$317,934
Cable and satellite	61,533	39,143	166,681	117,229
Consumer electronics licensing	22,894	24,144	98,581	89,000

	175,072	165,107	549,357	524,163
Operating expenses:
Publishing	93,066	111,450	277,384	308,230
Lease settlement	--	--	(10,088)	--
Cable and satellite	30,992	29,850	89,023	84,670
Consumer electronics licensing	20,855	17,647	60,199	54,386
Corporate	21,101	23,688	62,682	73,512

Operating expenses, exclusive of expenses shown below	166,014	182,635	479,200	520,798
Stock compensation	89	246	326	33,109
Depreciation and amortization	15,183	15,224	32,668	125,850
Impairment of intangible assets	131,637	--	131,637	--

	312,923	198,105	643,831	679,757

Operating loss	(137,851)	(32,998)	(94,474)	(155,594)
Interest income (expense), net	2,402	(711)	2,849	(3,521)
Other income, net	13,160	835	13,331	3,204

Loss from continuing operations before income taxes	(122,289)	(32,874)	(78,294)	(155,911)
Income tax benefit	(23,946)	(10,665)	(7,705)	(54,400)

Loss from continuing operations	(98,343)	(22,209)	(70,589)	(101,511)

Discontinued operations:
Income from discontinued operations	27	6,826	15,612	25,500
Loss on disposal of discontinued operations	--	--	(28,882)	--
Income tax expense	13	2,754	12,242	10,022

Income (loss) from discontinued operations	14	4,072	(25,512)	15,478

Net loss	$(98,329)	$(18,137)	$(96,101)	$(86,033)

Basic and diluted loss per share:
Loss from continuing operations	$(0.23)	$(0.05)	$(0.17)	$(0.25)
Income (loss) from discontinued operations	0.00	0.01	(0.06)	0.04

Net loss	$(0.23)	$(0.04)	$(0.23)	$(0.21)

Weighted average shares outstanding - basic and diluted	423,531	408,515	422,314	408,276

        See accompanying Notes to Condensed Consolidated Financial Statements as filed in the Company’s Form 10-Q.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.CONDENSED
CONSOLIDATED STATEMENTS OF CASH FLOWS—UNAUDITED
(In thousands)

	Nine Months Ended September 30,

	2004	2003

Cash flows from operating activities:
Net loss	$(96,101)	$(86,033)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	32,668	155,454
Impairment of intangible assets	131,637	--
Deferred income taxes	(3,311)	(44,033)
Stock compensation expense	326	33,109
Loss on disposal of discontinued operations	28,882	--
Gain on sale of marketable securities	(51)	(2,755)
Gain on sale of equity investment	(13,172)	--
Gain on lease settlement	(10,088)	--
Other	(1,331)	1,243
Changes in operating assets and liabilities:
Receivables	3,784	32,220
Other assets	2,894	28,176
Accounts payable, accrued expenses and other liabilities	(58,256)	(80,942)
Deferred revenue	374,900	(43,282)

Net cash provided by (used in) operating activities	392,781	(6,843)

Cash flows from investing activities:
Purchases of minority interests in consolidated subsidiaries	(20,962)	--
Proceeds from dispositions of businesses	48,000	--
Proceeds from sale of equity investment	13,228	--
Purchases of marketable securities	(4,770)	(4,635)
Sales and maturities of marketable securities	4,775	12,730
Proceeds from sale of assets	2,621	839
Additions to property and equipment	(6,852)	(6,999)
Other	--	(493)

Net cash provided by investing activities	36,040	1,442

Cash flows from financing activities:
Repayments under bank credit facility and term loan	(138,448)	(92,500)
Repayment of capital lease obligations	(1,902)	(1,612)
Proceeds from exercise of stock options	26,696	4,544
Distributions to minority interests	(1,060)	(4,486)

Net cash used in financing activities	(114,714)	(94,054)

Effect of exchange rate changes on cash and cash equivalents	(566)	853

Net increase (decrease) in cash and cash equivalents	313,541	(98,602)
Cash and cash equivalents at beginning of period	257,360	350,262

Cash and cash equivalents at end of period	$570,901	$251,660

        See accompanying Notes to Condensed Consolidated Financial Statements as filed in the Company’s Form 10-Q.